Exhibit B

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: January 8, 2013

MESON CAPITAL PARTNERS LLC

By:	/s/ Ryan J. Morris
Name: Ryan J. Morris
Title: Managing Partner

MESON CAPITAL PARTNERS LP

By	Meson Capital Partners, LLC, its General Partner

By:	/s/ Ryan J. Morris
Name: Ryan J. Morris
Title: Managing Member

RYAN J. MORRIS, INDIVIDUALLY

/s/ Ryan J. Morris
Ryan J. Morris